Exhibit 99.1

IMMEDIATE RELEASE

February 29, 2016

Snyder’s-Lance Completes Acquisition of Diamond Foods, Inc.

Charlotte, NC, - February 29, 2016 – Snyder’s-Lance, Inc. (NASDAQ: LNCE) announced today the completion of its acquisition of Diamond Foods, Inc. (NASDAQ: DMND) (“Diamond Foods” or “Diamond”). Per terms of the deal, Snyder’s-Lance has acquired all outstanding shares of Diamond Foods in a cash and stock merger transaction. Under the terms of the agreement, Diamond Foods stockholders receive 0.775 Snyder’s-Lance shares and $12.50 in cash per share of Diamond Foods.

The acquisition creates a powerful, international snack foods company with an innovative and diversified product portfolio. The addition of leading snack food brands such as Kettle Brand® potato chips, KETTLE® Chips, Pop Secret® popcorn, Emerald® snack nuts, and Diamond of California® culinary nuts positions Snyder’s-Lance to compete more broadly and with enhanced capabilities. Each of these brands brings unique strengths to support Snyder’s-Lance’s strategic plan while increasing the Company’s annualized net revenue to approximately $2.6 billion. The transaction also expands the Company’s overall footprint in “better-for-you” snacking and increases its natural food channel presence. The Company reaffirmed estimated annualized synergies from cost savings of $75 million, with approximately $10 million to be re-invested in the company’s growth plans. Snyder’s-Lance expects the transaction to be immediately accretive to 2016 annualized earnings.

“We are very excited to have completed the acquisition of Diamond Foods and look forward to starting this new chapter in our Company’s history. Diamond has been a powerful industry leader in snack foods with exceptional brands and we’re excited to bring these two great teams together,” said Carl E. Lee, Jr., President and Chief Executive Officer of Snyder’s-Lance. “With products that deliver exceptional taste, quality and innovation across our entire portfolio, we know the Diamond Foods brands will work perfectly alongside our Snyder’s-Lance lineup. By bringing together the resources and expertise of the Snyder’s-Lance and Diamond teams, we expect to see widening profit margins as we gain synergies and progress though our integration plans over the next 12 to 24 months. With the combined power of our sales teams, we will continue driving new product innovation as we broaden our geographic and consumer reach. We welcome the Diamond team to the Snyder’s-Lance family and look forward to winning together.”

Estimates on Consolidate Financial Results

Given that the transaction with Diamond Foods closed today, management will provide consolidated estimates after giving full consideration to purchase accounting, a complete review of base business revenues as well as timing expectations for synergy capture from integration. Management expects to provide full year 2016 estimates in early May with Q1 2016 financial results.

About Snyder’s-Lance, Inc.

Snyder’s-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. Snyder’s-Lance’s products include pretzels, sandwich crackers, pretzel crackers, potato chips, popcorn, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder’s-Lance has manufacturing facilities in North Carolina, Pennsylvania, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio, California, Oregon, Wisconsin and the United Kingdom. Products are sold under the Snyder’s of Hanover®, Lance®, Cape Cod®, Snack Factory® Pretzel Crisps®, Late July®, Kettle Brand®, KETTLE®, Pop Secret®, Emerald®, Diamond of California®, and other brand names along with a number of third party brands. Products are distributed internationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-E

Snyder’s-Lance Contact: Mark Carter, VP Strategic Initiatives and Investor Relations Officer (704) 557-8386

Cautionary Information about Forward Looking Statements

This press release contains statements which may be forward looking within the meaning of applicable securities laws. The statements include projections regarding future revenues, earnings and other results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ include general economic conditions or an economic turndown; volatility in the price or availability of inputs, including raw materials, packaging, energy and labor; price competition and industry consolidation; changes in our top retail customer relationships; inability to maintain profitability in the face of a consolidating retail environment; failure to successfully integrate acquisitions or execute divestitures; loss of key personnel; failure to execute and accomplish our strategy; concerns with the safety and quality of certain food products or ingredients; adulterated, misbranded or mislabeled products or product recalls; disruption of our supply chain; inadequacies in, or security breaches of, our information technology systems; improper use of social media; changes in consumer preferences and tastes or inability to innovate or market our products effectively; reliance on distribution through a significant number of independent business owners; protection of our trademarks and other intellectual property rights; impairment in the carrying value of goodwill or other intangible assets; new regulations or legislation; interest rate volatility, and the interests of a few individuals who control a significant portion of our outstanding shares of common stock may conflict with those of other stockholders, which have been discussed in greater detail in our most recent Form 10-K and other reports filed with the Securities and Exchange Commission.